SUB-ITEM 77Q3



DUE TO THE RESTRICTIONS IN THE FORMAT OF FORM N-SAR TO ALLOW REPORTING OF INFORMATION FOR MULTIPLE CLASSES OF SHARES, THIS EXHIBIT PROVIDES CLASS LEVEL INFORMATION FOR ITEMS 74U AND 74V.

FOR PERIOD ENDING 10/31/2002
FILE NUMBER 811-1424
SERIES NO.: 11



74U.  1.  Number of shares outstanding (000's Omitted)
          Class A Shares         35,650
      2. Number of shares outstanding of a second class of open-end company shares (000's Omitted)
          Class B Shares         28,385
          Class C Shares          4,615
          Class R Shares              1
          Institutional Class         1

74V.  1.  Net asset value per share (to nearest cent)
          Class A Shares          $12.80
      2. Net asset value per share of a second class of open-end company shares (to nearest cent)
          Class B Shares         $12.21
          Class C Shares         $12.20
          Class R Shares         $12.79
          Institutional Class    $12.84